Towle & Co.
Investment Adviser
Code of Ethics

© Copyright 2011, National Regulatory Services. All rights reserved.

Towle & Co.
Code of Ethics
9/10/2010 to Current

Table of Contents

1	- Statement of General Policy

2	- Definitions

3	- Standards of Business Conduct

4	- Prohibition Against Insider Trading

5	- Personal Securities Transactions

6	- Gifts and Entertainment

7	- Protecting the Confidentiality of Client Information

8	- Service as an Officer or Director

9	- Compliance Procedures

10	- Certification

11	- Records

12	- Reporting Violations and Sanctions

Statement of General Policy

This Code of Ethics ("Code") has been adopted by Towle & Co. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all employees of Towle & Co. and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Towle & Co. and its employees owe a fiduciary duty to Towle & Co.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Towle & Co. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Towle & Co. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Towle & Co. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Towle & Co. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment service provided;
•	The duty to obtain best execution for a client's transactions where the firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment service is suitable to meeting the client's individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Towle & Co. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Towle & Co. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Towle & Co. Towle & Co.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, or his designees, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Towle & Co.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Towle & Co. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, or his designees. The Chief Compliance Officer, or his designees, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer, or his designees, will periodically report to the President of Towle & Co. to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

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"Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm manages.

Standards of Business Conduct

Towle & Co. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Towle & Co.'s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family.

Section 206 of the Advisers Act makes it unlawful for Towle & Co. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Towle & Co. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Towle & Co. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Towle & Co. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer, or his designees, immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Towle & Co.), while in the possession of material, nonpublic information, nor may any personnel of Towle & Co. communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Personal Securities Transactions

General Policy

Towle & Co. has adopted the following principles governing personal investment activities by Towle & Co.'s supervised persons:

•	The interests of client accounts will at all times be placed first;
•	Clients are best served when the firm's principals and employees are invested side-by-side with the client;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer, or his designees, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Peter J. Lewis who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within three

(3) business days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within three (3) business days after an access person executed a transaction in the same security, the Chief Compliance Officer, or his designees, will review the supervised person's and the client's transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Interested Transactions

No supervised person shall enter into any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;
•	any contemplated transaction by such person in such securities;
•	any position with such issuer or its affiliates; and
•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Towle & Co. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Towle & Co.'s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
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Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Towle & Co., or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Towle & Co., including gifts and gratuities with value in excess of $1,000 per year or $100 per gift must obtain consent from the Chief Compliance Officer, or his designees, before accepting such gift.

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This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Towle & Co.

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This gift reporting requirement is for the purpose of helping Towle & Co. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer, or his designees.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Towle & Co., the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Towle & Co. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Towle & Co.'s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Towle & Co.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Towle & Co. does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Towle & Co. will require that any financial intermediary, agent or other service provider utilized by Towle & Co. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Towle & Co. only for the performance of the specific service requested by Towle & Co.;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Towle & Co., or as otherwise required by any applicable law. In the event Towle & Co. is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Towle & Co. shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Towle & Co., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Towle & Co.'s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Towle & Co., must return all such documents to Towle & Co.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Towle & Co. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Towle & Co.'s services to clients;
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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Towle & Co. and all supervised persons, must comply with SEC Regulation S- P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Towle & Co. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Office, or his designees, is responsible for reviewing, maintaining and enforcing Towle & Co.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the Chief Compliance Officer, or his designees.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer, or his designees, or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Towle & Co.'s clients. Where board service or an officer position is approved, Towle & Co. shall implement a "Chinese Wall" or other appropriate procedure, to isolate such person from making decisions relating to the company's securities.

Compliance Procedures

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer, or his designees, which must contain the information described below.

1.	Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

•
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2.	Monthly Holdings Report

Every supervised person shall, no later than thirty (30) day after the end of each calendar month, file a holdings report containing the same information required in the initial holdings report as described above.

3.	Monthlly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar month, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date of the report is submitted by the supervised person.

4.	Exempt Transactions

A supervised person need not but may submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

5.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or his designees, will audit and review all reports required under the Code for compliance with Towle & Co.'s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer, or his designees, may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Towle & Co. Any transactions for any accounts of the Chief Compliance Officer, or his designees, will be reviewed and approved by the President, or other designated supervisory person. The Chief Compliance Officer, or his designees, shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer, or his designees, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer, or his designees, in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the Chief Compliance Officer, or his designees, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer, or his designees, regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer, or his designees, shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of Towle & Co.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Towle & Co.;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
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A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer, or his designees, or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer, or his designees, shall promptly report to the President all apparent material violations of the Code. When the Chief Compliance Officer, or his designees, finds that a violation otherwise reportable to the President could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the President.

The President shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.